Exhibit 10.2

SEPARATION AGREEMENT OF CEO

This Separation Agreement (hereinafter the “Agreement”) is made and entered into by and between David Fischer (hereinafter “Employee” or “I” or “me”) and Greif Packaging LLC (hereinafter referred to as the “Company”).

1. (a) In consideration of the promises made by Employee as set forth below, the Company agrees to pay to Employee, in connection with Employee’s termination of employment effective December 31, 2015 at midnight, or earlier if mutually agreed, severance pay over 104 weeks (the “Severance Period”) in the total aggregate sum of $2,150,000, less applicable withholding (the “Severance Payment”), subject to the last two sentences of this Section 1(a). Employee agrees that the consideration provided by the Company under this Agreement constitutes adequate consideration for Employee’s agreements made herein. The Severance Period will begin on January 1, 2016, and severance payments will be paid in equal installments over 104 weeks on the Company’s established payroll cycle. Notwithstanding any provision in this Agreement to the contrary, in the event that Employee commences employment with, or provides services as an independent contractor to, any person or entity during the Severance Period in which he works 30 or more hours in any calendar week (“Active Work”), then no further portion of the Severance Payment will be due and owing to Employee beyond the amount of the Severance Payment paid by the Company prior to Employee commencing Active Work; provided, however, that Employee’s service solely as a member of the board of directors of any person or entity will not be considered to be Active Work, and Employee’s service, without any financial consideration, solely for a business in which Employee has invested his own funds will not be considered Active Work, so long as such service and investment are not prohibited by Section 13 of this Agreement and such business is not engaged in Company Business or in the business of designing, manufacturing, marketing or selling nanofibers or nanofiber systems used to coat and enhance the performance of containerboard, fabric and other materials. For purposes of the preceding sentence, the term “financial consideration” does not include the appreciation in value of an equity interest in a private, non-public company as a result of Employee’s service, so long as such equity interest was owned by Employee prior to the date hereof or, if obtained by Employee after the date hereof, was not received by Employee in consideration for Employee’s employment or services provided or to be provided by Employee.

(b) In addition, the Company agrees to pay Employee the following payment (the “LTIP Bonus Payment”) in an amount equal to: $990,000 multiplied by 3.30 multiplied by the Target Factor (expressed as a decimal). As used herein, the “Target Factor” means the Award Opportunity (expressed as a decimal) determined by the Special Subcommittee on Compensation of the Greif, Inc. Board of Directors (the “Subcommittee”) under the Greif Amended and Restated Long Term Incentive Plan (the “LTIP”) for the three year period ending on October 31, 2015 that corresponds to the Performance Criteria determined by the Subcommittee to have been met during that three-year period. The LTIP Bonus Payment will be paid in cash to Employee within ten (10) days after payments under the LTIP are paid to eligible employees of the Company. The Company agrees that the Target Factor used to calculate the LTIP Bonus Payment will be identical to the Target Factor used to calculate the LTIP Bonus Payments made to its senior executives. Capitalized terms used, but not defined in this Section 1(b) have the meanings set forth in the LTIP.

(c) In addition, the Company agrees to pay Employee the following payment (the “STIP Bonus Payment”) in an amount equal to: $1,010,000 multiplied by 1.10 multiplied by the Target Bonus

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Achieved (expressed as a decimal). As used herein, “Target Bonus Achieved” means the amount (expressed as a decimal) determined by the Subcommittee under the applicable short term incentive plan that corresponds to the return on net asset performance measure determined by the Subcommittee to have been met for Greif, Inc. and its subsidiaries for the fiscal year ending on October 31, 2015. The STIP Bonus Payment will be paid in cash to Employee at the same time that payments under the short term incentive plan are paid to eligible employees of the Company. The Company agrees that the Target Bonus Achieved used to calculate the STIP Bonus Payment will be identical to the Target Bonus Achieved used to calculate the STIP Payments made to its senior executives.

(d) For purposes of the SERP (as defined in Section 6 of this Agreement), the parties agree that Employee has eleven (11) Years of Vesting Service with the Company, and that Employee has fully vested in the Plan Benefit.

(e) Employee agrees to resign as a member of the Board of Directors and as chief executive officer of Greif, Inc. and as a member of each board of directors or management board and as an officer of all subsidiaries and affiliates of Greif, Inc., effective as of October 31, 2015. In addition, Employee agrees to execute any documents and to take any other actions reasonably necessary to terminate any of the foregoing or any other similar relationships with Greif, Inc. and any of its subsidiaries and affiliates. Employee will remain an employee of the Company until midnight on December 31, 2015, and during that time agrees to assist with the CEO transition and to perform such services as may be requested by the new CEO from time to time. From November 1, 2015 to December 31, 2015, Employee will continue to receive base salary at his current salary level, less applicable withholding, and will be paid on the Company’s established payroll cycle. The Company will reimburse Employee for reasonable legal fees and expenses incurred by Employee in connection with the negotiation of this Agreement, up to $20,000 at counsel’s normal hourly rates on the basis of a properly itemized invoice directly sent to the Company at the address set forth in Section 7. In lieu of outplacement services, the Company agrees to reimburse Employee up to $15,000 for financial planning and related professional services on the basis of a properly itemized invoice directly sent to the Company at the address set forth in Section 7.

2. I understand that my eligibility and coverage under the Company’s group health benefits plan will terminate at midnight of my separation date. If I, and/or any of my Qualifying Beneficiaries, as defined by the Consolidated Omnibus Reconciliation Act of 1985 (hereinafter “COBRA”), are enrolled in that group health benefits plan on my separation date, we each have a limited right under COBRA to elect to continue that group health benefits plan for up to a maximum of eighteen (18) months after my separation date. I understand that COBRA requires me, and not the Company, to pay the required premiums for such continued coverage. Other than the Company’s payment of a portion of the COBRA premiums for a specified period of time, I understand that this Agreement will not provide me, or any of my Qualifying Beneficiaries, with any rights greater than those to which we are eligible under COBRA.

3. The Company agrees to pay a portion of the COBRA premiums for 18 months after Employee’s termination of employment so that my share of the COBRA premiums will be equal to the amount paid by active employees for their group health coverage. I understand that, during this time period, I will be responsible for paying the usual employee contribution toward my group health benefits as if I were still employed with the Company. I agree that the period during which the Company continues to pay for the group health benefits, as limited above, is considered to be part of, and not in addition to, the minimum COBRA continuation period

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applicable to me and/or my Qualifying Beneficiaries. I also agree that, as a condition of continuing my current group health benefits coverage as set forth above, and as a condition of exercising my rights under COBRA, I must fill out and return to Anthem, within the required time period, the appropriate application and enrollment information which Anthem will provide to me.

4. I further agree that if, at or subsequent to the time of my separation from employment with the Company, I and/or my Qualifying Beneficiaries are eligible for another group health benefits plan(s), through another employer or otherwise, or if I or my Qualifying Beneficiaries are eligible to enroll in Medicare, the provisions in this agreement regarding the Company’s payment for the cost of continuation of group health benefits coverage under COBRA will cease to apply to me and/or that Qualifying Beneficiary (regardless of whether the eligible person actually enrolls in the other group health plan or Medicare). I further agree promptly to inform the Company, in writing, when and if I, or any of my Qualifying Beneficiaries, become eligible to enroll in another group health benefit plan or Medicare.

5. Upon separation from employment, Employee will be paid for any earned but unused vacation or PTO (Paid Time Off) time, as appropriate.

6. In consideration of the promises made by the Company as set forth above, Employee, on behalf of himself, his heirs, personal representatives, successors and assigns, does hereby release and forever discharge the Company, its affiliates, subsidiaries, parent company, successors and assigns, and all of its officers, directors, shareholders, agents, and employees, including individuals in those positions in the past (the “Released Parties”), of and from any and all manner of actions, causes of action, suits, debts, covenants, contracts, agreements, judgments, executions, claims, costs and expenses, and demands whatsoever in law or equity, whether known or unknown, which he now has or may have against the Released Parties to the date of this Agreement which have arisen or which could arise out of Employee’s employment with and/or separation from employment with the Company, or Employee’s position as a director for and/or resignation as a director for the Company, or Employee’s being a shareholder of the Company (collectively, the “Claims”), including, without limitation, any claims for attorneys’ fees or costs, wrongful discharge, discrimination in employment on any basis whatsoever and however defined by any federal, state, or local law, policy, statute, or common law, workers’ compensation discrimination or retaliation, breach of contract, promissory estoppel, harassment, retaliation, unpaid compensation, libel or slander, invasion of privacy, infliction of emotional distress, the Employee Retirement Income Security Act, any state or federal common law or tort claims, any other claim under federal, state, or local laws or regulations governing employment relationships, and including all claims which may arise under the Age Discrimination in Employment Act, as modified by the Older Workers Benefits Protection Act, and state and local age discrimination statutes or ordinances; provided, however, that nothing in this Agreement shall be construed to provide that Employee is releasing: (i) claims that cannot be waived by law; or (ii) rights under (a) the supplemental executive retirement plan adopted by Greif, Inc. (the “SERP”); (b) indemnification rights under the By-Laws of Greif, Inc. or any similar rights under the general corporate law of the State of Delaware; or (c) any rights under any director and officer insurance policy maintained by Greif, Inc. ((a), (b) and (c) collectively, the “Reserved Rights”); provided further that nothing in this Release shall preclude Employee from asserting any applicable or available affirmative defenses or rights of setoff that relate to a time prior to the date of this Separation Agreement, against a Released Party that files a lawsuit against Employee. In addition,

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Employee represents and warrants that he is not currently aware of any claims against any of the Released Parties, other than those which may have arisen or which could arise out of Employee’s employment with and/or separation from employment with the Company, or his position as a director for and/or resignation as a director for the Company, or his being a shareholder of the Company.

7. Right of Revocation: In compliance with the Older Workers Benefit Protection Act, Employee understands and agrees that: (i) he has been advised by the Company to consult with an attorney prior to executing this Agreement; (ii) he has 21 days from the date of receipt of this Agreement to consider it; (iii) after he signs this Agreement, he has 7 days from that date to change his mind and revoke the Agreement. To revoke the Agreement, Employee must communicate the revocation in writing within the 7-day revocation period in an envelope with a date stamp reflecting date of delivery to: Donald J. Bell, Vice President Global Total Rewards, Greif, Inc., 425 Winter Road, Delaware, Ohio 43015, Phone: (740) 549-6133.

8. This Agreement, signed by Employee and notarized by a notary public, must be received in the Company offices at 425 Winter Rd., Delaware, Ohio, 43015, either by personal delivery by Employee to Donald J. Bell or by Certified Mail addressed to Mr. Bell at the above address (the “Notice Address”), within 21 days from the date Employee received the Agreement. If Employee fails to do so, the Agreement shall be null and void, at the Company’s option.

9. Employee understands that time is of the essence in this Agreement and that in counting any “days” referenced in this Agreement, the following shall apply:

(a)	If received by Certified Mail, the date that Employee signs the Certified Mail Return Receipt is the day Employee received the Agreement. If received by hand delivery, the date that Employee is given this Agreement is the day Employee received the Agreement. The first (1st) day for determining the maximum of twenty-one (21) days during which Employee must return the signed Agreement to the Company begins at 12:01 a.m. of the day after the day Employee received the Agreement. If Employee returns the signed Agreement by mail, it must be sent by Certified Mail, return receipt requested, and it must be postmarked no later than midnight of the twenty-first (21st) day after Employee received the Agreement.

(b)	If Employee wishes to revoke the Agreement, the first (1st) day of the seven (7) day revocation period begins at 12:01 a.m. of the day after the date the Employee’s signature is notarized (the “Signing Date”). The revocation must be given to the Company in writing, and if mailed, must be postmarked before midnight of the seventh (7th) day after the Signing Date.

10. Employee attests that his date of birth is June 3, 1962.

11. Employee understands that if he dies before he signs this Agreement, no benefits are payable under the Agreement. If Employee dies after he is separated from employment and after he signs this Agreement, then the benefits provided in this Agreement are payable to Employee’s estate and, if applicable (in the case of continuing coverage under the Company’s group health benefits), to Employee’s Qualifying Beneficiaries.

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12. Employee understands that any application filed by him/her for unemployment compensation benefits will not be contested by the Company. State laws may affect eligibility and waiting periods during severance pay periods and for earned but unused vacation/PTO time.

13. In exchange for the consideration received under this Agreement, Employee also agrees that, for the Agreed Upon Period (as hereafter defined), he will not, directly or indirectly, on his own behalf or on behalf of another person or entity: (i) own, operate, advise, consult, promote or assist (financially or otherwise), participate in, become employed by, serve as a member of a board of directors or managers or comparable position for, or have any interest in any business that is engaged in the same or similar business as Company Business (as hereafter defined) anywhere in the Territory (as hereafter defined); (ii) solicit, attempt to solicit, sell or license any product or service in competition with the products or services of Company or any of its affiliates, to any customer of the Company, or any of its affiliates; or (iii) induce, solicit or attempt to influence any employee of the Company, or any of its affiliates to terminate his or her employment with the Company or any of its affiliates, nor in any other manner, interfere with or attempt to interfere with, in any way, the relationship of Company or any of its affiliates with any employees, officers, managers, agents, suppliers, vendors, independent contractors, customers or others.

As used herein:

1.	“Agreed Upon Period” means for a period of 24 months from the date of Employee’s termination.

2.	“Company Business” means any business in which the Company or any of its affiliates is engaged at the time of my separation, including, without limitation, the following: the manufacture, distribution or sale of any fibre drum, steel drum, plastic drum, intermediate bulk container, reconditioned steel, plastic or other container, flexible intermediate bulk container, shipping sack, other polywoven products, closure, industrial packaging accessory, load securement product, linerboard or medium sheet, corrugated sheet, or other paper products or corrugated container; the provision of services relating to industrial packaging for blending, filling, warehousing, recycling and logistics; the timber business; and the business of designing, manufacturing, marketing or selling nanofibers or nanofiber systems used to coat and enhance the performance of containerboard, fabric and other materials; and

3.	“Territory” means North America, South America, Europe, Asia, Africa and Australia, which scope Employee acknowledges to be reasonable given the nature of Employee’s responsibilities or access to confidential business information or both.

Despite the restriction in the prior paragraph, passive ownership of 5% or less in a publicly owned company that engages in Company Business and whose shares or interests are regularly traded on a recognized exchange shall not be deemed a violation of the above stated covenants. The noncompetition period referenced above shall be tolled or suspended during any period of violation or attempted violation by me.

I further agree that there are legitimate business reasons and concerns for entering into this portion of this Agreement, and I acknowledge that a breach of this restriction by me may result in

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irreparable and continuing damage to the Company’s business for which there is no adequate remedy at law and for which the Company may be entitled to injunctive relief. I further acknowledge that the terms defined above are understood by me, and are, given the duties performed by me for the Company, reasonable in scope, breadth, and duration. Employee also understands that, if he breaches the provisions of this Section 13, the Company may be entitled to damages, including but not limited to the return of any benefits received by Employee under this Agreement, and the Company may terminate the payment of any amounts due and owing under this Agreement.

14. Employee agrees to immediately return to his supervisor all property of the Company and any of its affiliates and all originals and/or copies of materials of the Company and its affiliates, including but not limited to personal computers, cell phones, beepers, Company vehicles, equipment, price and customer lists, databases, product information and literature, employee listings, policies and procedures and materials and information pertaining to the Greif Business System, the Transformation initiative and other trade secrets and proprietary information. Notwithstanding the foregoing, Employee may retain his cell phone, his cell phone number and his iPad, subject to providing it to the Company to remove all non-personal information.

15. Employee further agrees that, in the event it becomes necessary, in the sole discretion of the Company, for Employee to participate in any proceeding, judicial, administrative, or otherwise, on behalf of the Company, he shall make himself available to and shall meet and cooperate with the Company, or its designated representative, to the best of his ability. The Company agrees to reimburse Employee for reasonable, out-of-pocket, verifiable expenses incurred by Employee in connection with Employee’s cooperation as outlined in this paragraph.

16. Except to the extent necessary to enforce this Agreement, it is further agreed between the parties that neither this Agreement nor any part thereof is to be used or admitted into evidence in any proceeding of any character, judicial or otherwise, now pending or otherwise instituted.

17. Each of Employee and the Designated Officers (as hereafter defined) represents and agrees that he will keep the negotiations surrounding this Agreement completely confidential, and that he will not hereafter disclose (except as required by law) any information concerning the negotiations of this Agreement to any person other than Employee’s immediate family, attorney, and financial advisor, provided each is informed of and agrees in advance to be bound by this confidentiality provision; provided further that all parties acknowledge and agree that applicable law requires the filing of this Agreement with the Securities and Exchange Commission (“SEC”) and therefore no confidentiality obligation is imposed relating to any information the Company files with the SEC. As used herein, “Designated Officers” means the chief executive officer, chief financial officer and chief legal officer of the Company. Employee further agrees that a breach of the covenants contained in this paragraph is a material breach of this Agreement. Employee also understands that, if he breaches the confidentiality provisions of this Agreement, the Company may be entitled to damages, including but not limited to the return of any benefits received by Employee under this Agreement, and the Company may terminate the payment of any amounts due and owing under this Agreement. Nothing in this paragraph shall prohibit any party or their counsel from disclosing the amount or terms of this Agreement to a court, arbitrator, administrative agency or other tribunal of appropriate jurisdiction for the purpose of enforcing the provisions of this Agreement or as otherwise required by law.

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18. Employee also agrees not to disparage the Company, its customers, or the Released Parties, or take any action or make any statement which could reasonably be construed to negatively or adversely affect the reputation, goodwill, image or business relationships enjoyed by the Company. Employee understands that a breach of this non-disparagement covenant is a material breach of this Agreement, and this breach could subject Employee to damages, including but not limited to the return of any benefits which he received under this Agreement, and the Company may terminate the payment of any amounts due and owing under this Agreement.

19. Employee understands that the payments and benefits described herein are being provided to Employee pursuant to a separate agreement between the Company and Employee and not pursuant to any plan, fund or program established or maintained by the Company for its employees. Therefore, Employee hereby waives any and all payments and/or benefits to which he may otherwise be entitled under any severance plan or program maintained by the Company for its employees, excluding only the Reserved Rights.

20. Employee agrees that he will not seek or apply for employment with the Company or its affiliates at any time and acknowledges that he understands now that, based on events prior to the date hereof, he is not eligible for employment by the Company or its affiliates and that any future application for employment by him will be a violation of this Agreement and will receive no consideration whatsoever. Employee also agrees that he will not seek or accept any assignment with the Company or its affiliates through any temporary employment agency or as an independent contractor.

21. Employee agrees that he is responsible for the payment of any and all federal, state, and/or local taxes which may be assessed against Employee as a result of the payments or benefits received under this Agreement. Further, Employee acknowledges that the Company has made no representations to Employee regarding the tax consequences of any amounts received by Employee pursuant to the terms of this Agreement.

22. Employee affirms that the only consideration for signing this Agreement is the terms stated herein and that no other promises or agreements of any kind have been made to or with Employee by any person or entity whatsoever. This Agreement constitutes the entire understanding and agreement between the parties hereto and supersedes any prior understandings or agreements between them in respect of my separation of employment from the Company. I acknowledge that I am not entitled to any rights or benefits in respect of my separation of employment from the Company other than those expressly set forth in this Agreement. Notwithstanding any provision herein to the contrary, Employee shall maintain the Reserved Rights. Employee agrees to provide notice to the Company at the Notice Address within ten days after commencing Active Work.

23. No modification of this Agreement shall be effective unless it is in writing and signed by all parties hereto. No provision of this Agreement may be waived except by an agreement in writing signed by the waiving party. A waiver of any term or provision of this Agreement shall not be construed as a waiver of any other term or provision. This Agreement may

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be executed in counterparts, and a faxed signature shall have the same force and effect as an original signature. All questions concerning the intention, validity, and meaning of this Agreement or the rights and obligations of the parties under this Agreement shall be construed according to the laws of the State of Ohio without giving effect to the principles of conflicts of law. The parties consent to the jurisdiction and venue of the courts of proper subject matter jurisdiction located in the City of Columbus, Franklin County, Ohio, USA for all purposes related to this Agreement and agree that any action arising under this Agreement shall take place in a court in that jurisdiction. The intention of the parties is to comply fully with applicable laws and public policies, and this Agreement shall be construed consistently with such laws and public policies to the extent possible. If and to the extent that any court of competent jurisdiction is unable to so construe any provision of this Agreement and holds that provision to be invalid, (a) such invalidity shall not affect the remaining provisions of this Agreement, which shall remain in full force and effect, and (b) such court shall reform and rewrite that provision, or otherwise enforce that provision, in such a manner so that it is valid and otherwise achieves the intent of this Agreement and the intentions of the parties as closely as possible.

24. It is agreed by the parties that entering into this Agreement does not constitute an admission on the part of the Released Parties or Employee of any wrongdoing or liability whatsoever respecting any aspect of Employee’s employment with the Company, the termination thereof, or any prior or subsequent events under any statute, common law or regulation.

25. Employee has read and fully understands the provisions of this Agreement and agrees to them voluntarily.

/s/ David Fischer
David Fischer

Subscribed and sworn before me this 4th day of December, 2015.

Notary Public

ON BEHALF OF THE COMPANY

By:	/s/ Peter G. Watson
Title:	President and Chief Executive Officer

December 4th, 2015
Date

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